Exhibit 5.01

July 6, 2005

Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014

Ladies and Gentlemen:

     At the request of Symantec Corporation, a Delaware corporation (“Parent”), we have examined the Registration Statement on Form S-8, File No. 333-___ filed by Parent with the Securities and Exchange Commission (the “Commission”) on or about July 5, 2005 (as may be further amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 65,340,497 shares of your Common Stock (the “Stock”) subject to the stock options and restricted stock units issued under the Plans (as defined below) that Parent assumed in connection with an Agreement and Plan of Reorganization dated as of December 15, 2004 (the “Plan of Merger”) by and among Parent, , Carmel Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and VERITAS Software Corporation, a Delaware corporation (“Company”).

     In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	Parent’s currently effective Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 20, 2004 (as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2005) and the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on December 16, 2004;

(2)	Parent’s Amended and Restated Bylaws, certified by the Secretary of Parent on June 28, 2004;

(3)	the Registration Statement, together with the other exhibits filed as a part thereof or incorporated by reference therein;

Symantec Corporation
July 6, 2005

(4)	The Plan of Merger and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State on July 1, 2005;

(5)	the prospectus prepared in connection with the Registration Statement, together with the annexes thereto (the “Prospectus”);

(6)	all actions, consents and minutes of meetings of Parent’s Board of Directors in our possession, including the Written Consent of the Sole Stockholder of Carmel Acquistion Corp., as of December 14, 2004 and the resolutions of the Board of Directors, as of December 15, 2004;

(7)	the Company 1993 Equity Incentive Plan;

(8)	the Company 1993 Directors Stock Option Plan;

(9)	the Company 2002 Directors Stock Option Plan;

(10)	the Company 2003 Stock Incentive Plan;

(11)	the kVault Software Limited Enterprise Management Incentive Scheme;

(12)	the Precise Software Solutions Ltd. 1995 Share Option and Incentive Plan;

(13)	the Precise Software Solutions Ltd. Amended and Restated 1998 Share Option and Incentive Plan;

(14)	the Precise Software Solutions Ltd. Stock Option Plan;

(15)	the Design2Deploy, Inc. 2000 Stock Plan;

(16)	the Kernal Group, Inc. 1997 Equity Incentive Plan;

(17)	the NuView, Inc. 1998 Stock Option / Stock Issuance Plan;

(18)	the Openvision Technologies, Inc. 1992 Stock Plan;

(19)	the Seagate Software, Inc. 1996 Stock Option Plan (which, together with the option or stock plans listed in items (7) through (18) above are referred to herein as the “Plans”);

Symantec Corporation
July 6, 2005

(20)	the Form of Parent’s Notice of Stock Option Assumption;

(21)	a Management Certificate addressed to us and dated of even date herewith executed by Parent containing certain factual and other representations, including as to the number of (i) outstanding shares of capital stock, (ii) outstanding options, warrants and rights to purchase capital stock, and (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and such additional examination as we consider relevant to this opinion and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and such additional examination. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

     Based upon the foregoing, it is our opinion that the Stock that may be issued and sold by Parent (i) upon the exercise of stock options assumed by Parent and (ii) pursuant to restricted stock units assumed by Parent, when issued, sold and delivered in accordance with the Plans, applicable stock option grant agreements, stock option exercise agreements and restricted stock unit agreements entered into thereunder, and in the manner and for the consideration stated in the

Symantec Corporation
July 6, 2005

Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP

[Signature Page to S-8 Legal Opinion]